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                                                                      EXHIBIT 99

                             RIVERWOOD HOLDING, INC.
            RECONCILIATION OF (LOSS) INCOME FROM OPERATIONS TO EBITDA
                            (IN THOUSANDS OF DOLLARS)
                                   (UNAUDITED)



                                                  Coated        Container-
                                                   Board           board          Corporate         Total
                                                 ---------      ----------       ----------      ----------
SECOND QUARTER 1998:
Income (Loss) from Operations                    $  17,398      $  (2,711)       $  (4,380)      $   10,307
Depreciation and amortization                       27,198          1,776              244           29,218
Purchased asset costs (A)                            5,563            911                -            6,474
Other non-cash charges (B)                          15,024            465            1,144           16,633
Dividends from equity investments                        -              -              994              994
                                                 ---------      ---------        ---------       ----------
EBITDA (C)                                       $  65,183      $     441        $  (1,998)      $   63,626
                                                 =========      =========        =========       ==========

SECOND QUARTER 1997:
Income (Loss) from Operations                    $  19,307      $ (12,532)       $  (6,530)      $      245
Depreciation and amortization                       23,420          3,944              289           27,653
Purchased asset costs (A)                            4,866            911                -            5,777
Other non-cash charges (B)                             253          2,966            1,741            4,960
Dividends from equity investments                        -              -              945              945
                                                 ---------      ---------        ---------       ----------
EBITDA (C)                                       $  47,846      $  (4,711)       $  (3,555)      $   39,580
                                                 =========      =========        =========       ==========

FIRST SIX MONTHS 1998:
Income (Loss) from Operations                    $  33,970      $  (7,331)       $  (9,086)      $   17,553
Depreciation and amortization                       51,483          5,654              530           57,667
Purchased asset costs (A)                           11,959          1,822                -           13,781
Other non-cash charges (B)                          15,782            751            2,768           19,301
Dividends from equity investments                        -              -            1,612            1,612
                                                 ---------      ---------        ---------       ----------
EBITDA (C)                                       $ 113,194      $     896        $  (4,176)      $  109,914
                                                 =========      =========        =========       ==========

FIRST SIX MONTHS 1997:
Income (Loss) from Operations                    $  35,086      $ (25,538)       $ (11,042)      $   (1,494)
Depreciation and amortization                       44,369          7,747              647           52,763
Purchased asset costs (A)                           11,085          1,822                -           12,907
Other non-cash charges (B)                           1,791          3,220            1,851            6,862
Dividends from equity investments                        -              -            1,695            1,695
                                                 ---------      ---------        ---------       ----------
EBITDA (C)                                       $  92,331      $ (12,749)       $  (6,849)      $   72,733
                                                 =========      =========        =========       ==========


Notes:
------

(A) Under the terms and definitions of the Senior Secured Credit Facilities and the Indentures for the 1996 and 1997 Notes, certain expenses and costs are excluded from the Company's Income from Operations in determining EBITDA (as defined below), including amortization, depreciation or expenses associated with the write-up of inventory, fixed assets and intangible assets in accordance with APB 16 and 17, collectively referred to as the "Purchased Asset Costs."

(B) Other non-cash charges include non-cash charges deducted for write-downs of packaging machines, LIFO inventory reserves, pension, postretirement and postemployment benefits, and amortization of premiums on hedging contracts in determining net income other than Purchased Asset Costs (see above).





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(C)      EBITDA is defined as consolidated net income (exclusive of non-cash charges resulting from purchase accounting during the periods subsequent to the Merger) before consolidated interest expense, consolidated income taxes, consolidated depreciation and amortization, and other non-cash charges deducted in determining consolidated net income and extraordinary items and the cumulative effect of accounting changes and earnings of, but including dividends from, non-controlled affiliates. EBITDA excludes (i) equity earnings from the Company's investment in Igaras but includes dividends actually received from Igaras and (ii) Purchased Asset Costs resulting from purchase accounting for periods subsequent to the Merger. The Company believes that EBITDA provides useful information regarding the Company's debt service ability, but should not be considered in isolation or as a substitute for the Condensed Consolidated Statements of Operations or cash flow data.